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                                                                    Exhibit 99.1


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                                    n e w s
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                              NASDAQ SYMBOL: RWAY
     One RentWay Place, Erie, PA 16505 * 814-455-5378 * Fax 814-455-0078 *
                                www.rentway.com


FOR IMMEDIATE RELEASE                        FOR MORE INFORMATION, CONTACT:
September 2, 1998                            William E. Morgenstern, CEO
                                             (800) 736-8929

                                             AT HOME CHOICE:
                                             James G. Steckart, CEO
                                             (972) 288-9327



                       RENT-WAY AND HOME CHOICE ANNOUNCE
                         EXECUTION OF MERGER AGREEMENT

ERIE, PA. and MESQUITE, TEX. -- Rent-Way, Inc. (NASDAQ-RWAY) and Home Choice Holdings, Inc. (NASDAQ-HMCH) today announced that they have signed a definitive agreement pursuant to which Home Choice will merge with and into Rent-Way. Upon closing of the merger, Rent-Way will be the second largest company in the rental-purchase industry operating 847 stores in 32 states.

Under the merger agreement, Home Choice shareholders will receive an aggregate or approximately 9.99 million shares of Rent-Way's common stock based on an exchange ratio of .588 Rent-Way shares for each Home Choice share. The exchange ratio is fixed and is not subject to adjustment.


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Rent-Way, Inc.
September 2, 1998


The transaction, which has been unanimously approved by the Boards of Directors of Rent-Way and Home Choice, is expected to be accounted for as a pooling of interests and is also expected to be tax-free to Home Choice shareholders. The closing of the transaction is subject to certain customary conditions, including approvals from the shareholders of Rent-Way and Home Choice. The GDJ, Jr. Investments Limited Partnership (controlled by George D. Johnson, Jr., Chairman of Home Choice) and Michael D. Walts, both significant shareholders of Home Choice, have agreed to vote their Home Choice shares in favor of the merger. Gerald A. Ryan and William E. Morgenstern, Chairman and Chief Executive Officer, respectively, of Rent-Way have agreed to vote their Rent-Way shares in favor of the merger. Pursuant to the merger agreement, both Rent-Way and Home Choice have granted to the other an option, exercisable upon the occurrence of certain events, to acquire shares representing 19.9 percent of its outstanding common stock. The transaction is expected to close in the last quarter of calendar year 1998.

The current Board of Directors and executive officers of Rent-Way will continue in place following the merger.

William E. Morgenstern, President and Chief Executive Officer of Rent-Way, said, "In an industry that continues to consolidate, this merger presents Rent-Way with a unique opportunity to acquire a large number of stores in a single transaction. Following closing, we expect to bring our significant acquisition experience to bear by quickly and efficiently integrating Home Choice's operations and emerging a stronger and even more dynamic company."


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Rent-Way, Inc.
September 2, 1998


George D. Johnson, Jr., Chairman of Home Choice, said, "Rent-Way's management has a proven record for producing rapid and profitable growth through acquisitions. As a result, Rent-Way has reported 19 consecutive quarters of record revenues and earnings. Combining Home Choice's attractive store base with Rent-Way's proven management provides an outstanding opportunity to create long-term value for our shareholders."

Excluding transaction costs, the merger is expected to be accretive to Rent-Way's earnings per share for fiscal year 1999.

NationsBanc Montgomery Securities LLC acted as exclusive financial advisor to Rent-Way and Donaldson Lufkin Jenrette Securities Corporation and Stephens, Inc. acted as exclusive financial advisors to Home Choice.

Rent-Way, Inc. operates 384 rental-purchase stores located in 21 states primarily in the Southeast, Midwest and Northeast. Home Choice operates 463 rental-purchase stores in 25 states primarily in the Southeast, Midwest and Southwest. Rent-Way and Home Choice rent brand name consumer merchandise such as home entertainment equipment, furniture and major appliances on a week-to-week or month-to-month basis under full service rental-purchase agreements.


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Rent-Way, Inc.
September 2, 1998


This press release contains certain forward-looking statements within the meaning of Section 27(A)(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Act of 1934 that involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by any such statements. Such factors include, among others, the ability of Rent-Way to improve the performance of the Home Choice stores, to integrate those stores' profitability into Rent-Way's operations and the factors set forth in Rent-Way's Annual Report on Form 10-K for the year ended September 30, 1997 and Quarterly Reports on Form 10-Q for the three months ending June 30, 1998, March 31, 1998 and December 31, 1997.


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